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                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of February 9, 1997, among TheraTx, Incorporated a Delaware corporation (the "Company"), Vencor, Inc., a Delaware corporation ("Purchaser"), and Peach Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub"), the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations."

                                   RECITALS

  WHEREAS, the Boards of Directors of Purchaser and the Company each have unanimously approved of this Agreement, the Offer (as defined herein) and the Merger (as defined herein) and determined that it is in the best interests of their respective companies and stockholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein; and

  WHEREAS, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

  NOW, THEREFORE, in consideration of the premises, and of the representation, warranties, covenants and agreements contained herein the parties hereto hereby agree as follows:

                                   ARTICLE I

                               THE TENDER OFFER

  1.1. Tender Offer.

  (a) Provided that this Agreement shall not have been terminated in accordance with Article IX hereof and none of the events set forth in Annex A hereto shall have occurred or be existing, within five business days of the date hereof, Merger Sub will commence a tender offer (the "Offer") for all of the outstanding shares of Common Stock, par value $0.001 per share of the Company (the "Shares"), together with the associated rights to purchase (the "Rights") Series A Junior Participating Preferred Stock of the Company (the "Series A Preferred") at a price of $17.10 per Share in cash, net to the seller, subject only to the conditions set forth in Annex A hereto. Subject to the terms and conditions of the Offer, Purchaser will promptly pay for all Shares duly tendered. The Company's Board of Directors shall recommend acceptance of the Offer to its stockholders in a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") to be filed with the Securities and Exchange Commission (the "SEC") upon commencement of the Offer.

  (b) Purchaser agrees, as to the Offer to Purchase and related Letter of Transmittal (which together constitute the "Offer Documents") and the Company agrees, as to the Schedule 14D-9, that such documents shall, in all material respects, comply with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder and other applicable laws. The Company and its counsel, as to the Offer Documents, and Merger Sub and its counsel, as to the Schedule 14D-9, shall be given an opportunity to review such documents prior to their being filed with the SEC.

  (c) In connection with the Offer, the Company will cause its Transfer Agent to furnish promptly to Merger Sub a list, as of a recent date, of the record holders of Shares and their addresses, as well as mailing labels containing the names and addresses of all record holders of Shares and lists of security positions of Shares held in stock depositories. The Company will furnish Merger Sub with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions) and such other assistance as Purchaser or Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.


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                                  ARTICLE II

                      THE MERGER; CLOSING; EFFECTIVE TIME

  2.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 3.1. The Merger shall have the effects specified in the Delaware General Corporation Law
(the "DGCL").

  2.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 10:00 A.M. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VIII hereof shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Purchaser may agree.

  2.3. Effective Time. As soon as practicable following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to
Article IX hereof, the Company and the Purchaser will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL (or, if permitted, Section 253 of the DGCL). The Merger shall become effective on the date on which the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware, and such time is hereinafter referred to as the "Effective Time."

                                  ARTICLE III

                   CERTIFICATE OF INCORPORATION AND BY-LAWS
                         OF THE SURVIVING CORPORATION

  3.1. The Certificate of Incorporation. The Certificate of Incorporation of the Company (the "Certificate") in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL, except that Article IV of the Certificate shall be amended to read in its entirety as follows unless the event contemplated by Section 7.14(iii) shall have occurred, in which case
Article IV of the Certificate shall not be amended at the Effective Time:

     "The aggregate number of shares which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $0.001 per share."

  3.2. The Bylaws. The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

                                  ARTICLE IV

                            OFFICERS AND DIRECTORS
                         OF THE SURVIVING CORPORATION

  4.1. Officers and Directors. The directors of Merger Sub and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

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  4.2. Board of Directors; Committees.

  (a) If requested by Purchaser, the Company will, promptly following the purchase by Merger Sub of Shares pursuant to the Offer, take all actions necessary to cause persons designated by Purchaser to become directors of the Company so that the total number of such persons equals that number of directors, rounded up to the next whole number, which represents the product of (x) the total number of directors on the board of directors of the Company (the "Board of Directors") multiplied by (y) the percentage that the number of Shares so accepted for payment plus any Shares beneficially owned by Purchaser or its affiliates on the date hereof bears to the number of Shares outstanding at the time of such acceptance for payment. In furtherance thereof, the Company will increase the size of the Board of Directors, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Purchaser's designees to be elected to the Board of Directors; provided, however, that prior to the Effective Time, the Board of Directors shall always have at least two members who are neither officers of Purchaser nor designees, shareholders or affiliates of Purchaser ("Purchaser Insiders"). At such time, the Company, if so requested, will use its reasonable efforts to cause persons designated by Purchaser to constitute the same percentage of each committee of the Board of Directors, each board of directors of each subsidiary of the Company and each committee of each such board (in each case to the extent of the Company's ability to elect such persons). The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 4.2 and shall include in the Schedule 14D-9 such information as is required under such Section and Schedule.

  4.3. Actions by Directors. For purposes of Article IX and Sections 10.3 and 10.4, no action taken by the Board of Directors prior to the Merger shall be effective unless such action is approved by the affirmative vote of at least a majority of the directors of the Company who are not Purchaser Insiders.

                                   ARTICLE V

              CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

  5.1. Conversion or Cancellation of Shares. The manner of converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

  (a) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Merger Sub or any other subsidiary of Purchaser (collectively, the "Purchaser Companies") or Shares which are held by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $17.10 or such greater amount which may be paid pursuant to the Offer (the "Merger Consideration"). All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 5.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

  (b) At the Effective Time, each Share issued and outstanding at the Effective Time and owned by any of the Purchaser Companies, and each Share issued and held at the Effective Time in the Company's treasury, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

  (c) At the Effective Time, each share of Common Stock, par value $0.25 per share of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into one Share.

  5.2. Payment for Shares. Purchaser shall make available or cause to be made available to a bank or trust company appointed by Purchaser with the Company's prior approval (the "Paying Agent") amounts sufficient

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